COMMUNITY CONNECT GRANT

CONTRACTOR AGREEMENT

This Contract is entered into June 17, 2013 between Aero Networks of New Mexico, LLC (hereinafter called ''Contractor''), 1805 Arroyo Chamiso, Santa Fe, NM 87505 and, Oso Vista Ranch Project PO Box 430, Pine Hill, NM 87357 (hereinafter called ''Owner'').

PROJECT

1. Description of work:

A.	Contractor shall cause the 2013 RUS Community Connect Grant Application to be prepared and submitted by the submission deadline of July 11, 2013. Contractor shall be responsible in fulfilling all Grant reporting requirements and preparation of reimbursements requests (RUS Form 270) which shall include matching funds reports.

B.	Broadband System Design, Engineering and Pre Construction Planning, Project Management, Construction and Equipment Procurement for the 2013 Rural Utility Service Community Connect Grant.

The Contractor shall complete all of the broadband network design, engineering, and pre construction planning for the Ramah Navajo Chapter, Pine Hill NM project, and provide the owner the Design documentation as shown:

Broadband Network Design:

•	Support the Owner in the preparation of all Grant documents, meetings, or information requests as required for the project funding agreement.
•	Perform a complete on-site survey to identify the community needs, anchor institution needs, commercial needs, and residential needs including coverage areas, co-lo towers, new tower sites, and any other special needs.
•	Complete the Broadband Network Design which provides 100 mgbs of Fixed Wireless Access to the Ramah Navajo Chapter and surrounding communities in New Mexico
•	Provide the options for the Backhaul network from Grants, NM to Pine Hill, NM and recommend which option meets the multiyear needs of the community.
•	Recommend and procure from vendors for all major network components, such as, Exalt Wireless for the PTP microwave links, Cambium Networks for the WiMAX PMP and CPE radios.
•	Establish the requirements for the MPLS Backbone network, and determine pricing with Century Link and other backbone providers.
•	Provide a preliminary IP address plan for the Network which allows for service growth within NM and into other Native American communities where applicable.
•	Provide weekly project status reports to the owner, with variance items relative to this contract schedule and deliverables.
•	Provide complete project management for the design and building of network.

Engineering:

•	Provide coverage studies for each access technology such WiMAX fixed wireless.
•	Provide PTP microwave LOS analysis that shows the Bandwidth achieved and the availability,
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and link margin.

•	Submit license application for New Mexico Eligible Telecom Carrier (ETC) with the NM State PRC.
•	Submit application for CLEC status in NM as required to receive Broadband subsidies, Lifeline subsidies, and other rural teleco operating offsets. If requested
•	Submit license application to the FCC for Carrier Code.
•	Obtain all construction permits and inspections as required to complete the project in accordance with local, State, and Federal requirements.
•	Establish Colocation agreements, initiate structure engineering studies, etc.
•	Establish contract terms and pricing with all major equipment vendors.
•	Negotiate and prepare subcontracts with preferred subcontractors as required for equipment configuration, installation, mast/tower installation, service testing, training and other specialized construction tasks.
•	Identify new tower sites and negotiate for land acquisition.
•	Prepare a detailed quote of all equipment materials and subcontracts to complete the Oso Vista Ranch Project Grant Project.

Pre Construction Planning:

•	Establish the Project Management structure for the project which includes Procurement, Accounting, Engineering Certification, Risk Mitigation, etc.
•	Prepare a detailed project schedule Gantt chart showing all work tasks and dependencies to complete the Broadband Network including all service commissioning.

2. The owner will not furnish any material or tools.

3. The Method of Payment shall be in three equal payments. No payment shall be due under this agreement if the contractor is in default of any provisions hereof. No payments shall be due under this agreement if the Rural Utility Community Connect Grant for 2013 is NOT awarded to owner.

4. The maximum amount of this contract shall be $1,200,000 (One Million Two Hundred thousand Dollars). Payment shall be due and payable in accordance with the schedule attached to this agreement.

Invoices are to be submitted to: Oso Vista Ranch Project, Box 430, Pine Hill, NM 87357 attn; Margaret Merrill, Executive director

5. The contractor shall begin performance of this contract no later than December 1, 2013 and shall complete performance no later than December 1, 2014.

SECTION II - GENERAL PROVISIONS

1. Notification of Injury or Damage: The Contractor shall promptly notify the Owner of any injury, death, loss, or damage to persons, animals, or property which is in any way related to the work performed under this Contract, even though such occurrence was not caused or contributed to by the Contractor or the contractor's employees and agents.

2. Withholding of Payments: The Owner may withhold money due for portions of the Project which have been rejected by the Owner and which have not been corrected by the Contractor to the satisfaction of

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the Owner. The Contractor shall pay each material supplier, if any, within five (5) days after receipt of any payment from the Owner, the amount thereof allowed on account of materials furnished by each material supplier. The Owner may withhold money due for claims which might be the subject of reimbursement to the Owner by the Contractor. If the Owner is advised that the Contractor is not promptly paying material suppliers as set out above, or if the Owner is advised that employees of the Contractor are not being promptly paid, then the Owner may withhold such money due as the Owner deems sufficient to insure the obligations incurred by the Contractor in connection with the work covered by this Contract will be paid in full.

3. Changes to Project: The Owner may make changes in the Project by altering, adding to or deducting from the Project. No change in contract price shall be made for minor changes not involving extra cost. All adjustments in the Contract price by reason of any other change shall be agreed to by the parties prior to commencement of the actual work in connection with such change.

4. Standards of Work: All work performed under this Contract shall conform to applicable current Rural Utilities Service (hereinafter called ''RUS") standards and specifications. The Contractor shall furnish and be responsible for all supervision, labor, tools, equipment, power, transportation, material, and supplies required to perform the work, except those items specifically listed which will be furnished by the Owner. The Contractor shall pick up and transport such material and equipment from its place of storage to the job site as needed. The Contractor shall transport and return to a place of storage designated by the Owner unused material and equipment belonging to the Owner.

5. Provision of Materials: In performance of this Contract there shall be used only such manufactured articles, materials, and supplies as have been mined or produced in the United States, and only such manufactured articles, materials', and supplies as have been manufactured in the United States substantially all from articles, materials, or supplies mined, produced, or manufactured, as the case may be, in the United States: Provided, that foreign articles, materials, or supplies may be used in the event and to the extent that the RUS Administrator shall expressly in writing authorize such use pursuant to the provisions of the Rural Electrification Act of 1938, being Title IV of Public Resolution No. 122, 75th Congress, approved June 21, 1938. The Contractor agrees to submit to the Owner such certificate or certificates, signed by the Contractor with respect to compliance with the foregoing provisions as the RUS Administrator from time to time may require. All materials and equipment furnished by the Contractor, shall be listed in the latest List of Materials Acceptable for Use on Telephone Systems of RUS Borrowers. The Contractor shall purchase materials and supplies outright and not subject to any conditional sales agreement, bailment lease, or other agreement reserving to the seller any right, title or interest therein. All guarantees of materials and workmanship running in favor of the Contractor shall be transferred and assigned to the Owner on completion of construction and at such time as the Contractor receives final payment.

The Contractor shall save harmless and indemnify the Owner from any and all claims, suits, and proceedings for the infringement of any patent or patents covering any materials or equipment provided by the Contractor used in construction of the Project. It shall be the duty of the Contractor to inspect all material used in the performance of the work, whether or not furnished by the Owner. The Contractor shall not use any defective- material in the performance of work. The Contractor shall reimburse the Owner or shall replace at no cost to the Owner any material or property destroyed, damaged, or lost, regardless of cause, in the performance of the Contract.

6. Laws and Regulations: The Contractor shall comply with all Federal, State, and Municipal Laws, ordinances and regulations and building and construction codes applicable to the performance of the work and give all notices that may be required. If the Contractor observes that the work to be performed is at variance with any law, ordinance, or regulation or building or construction code, he shall promptly notify the Owner. The Contractor shall follow the instructions of Government officials regarding maintenance of traffic and protection of the public. The Contractor shall obtain a copy of regulations or permit requirements of the appropriate Road authorities and make all employees aware of these regulations. The Contractor

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acknowledges that it is familiar with the Rural Electrification Act of 1936, as amended, the Anti-Kickbact Acts, as amended (40 USC 276c; 41 USC 51 et seq.) and regulations issued pursuant thereto, and 18 U.S.C. 287, 874, 1001, as amended. The Contractor understands that the obligations of the parties hereunder are subject to the applicable regulations and orders of Government agencies having jurisdiction in the premises.

7. Environmental Protection: The Contractor shall perform work in such a manner as to maximize preservation of beauty and conservation of natural resources, and minimize marring and scarring of the landscape and silting of streams. The Contractor shall not deposit trash in streams or waterways, and shall not deposit herbicides or other chemicals or their containers in or near streams, waterways or pastures. The Contractor shall follow, under the general direction of the Owner, the criteria relating to environmental protection as specified herein by the Owner.

8. Inspection of Work: The Owner may maintain inspectors at the job site, and to further assure compliance with the plans and specifications and maintain quality of construction, may, after reasonable notice to the Contractor, perform from time to time operational tests on the Project or a portion or portions thereof selected by the Owner. However, such inspectors or other employees or agents of the Owner shall not have authority to direct or advise the Contractor or his employees and agents concerning the method or manner by which the work is to be performed. The Contractor has sole authority, responsibility, and control over the method and manner by which the work is to be performed and shall remain in all respects an independent contractor.

9. Service Pipes and Underground Structures: The Contractor at the Contractors expense shall locate any pipes, conduits or other underground structures or obstructions which are in the way of the construction, whether or not any work plans omit to show or purport to show their locations. All such property damaged in the course of the work shall be repaired by the Contractor in a manner satisfactory to the Owner.

10. Duty of Safe Performance: The Contractor shall at all times, take reasonable precautions to protect all persons and property including property of the Owner from injury arising out of the performance of the work. The Contractor shall make such inspections, safety checks, and tests, and shall provide such equipment, personnel, and supervision as is necessary to insure the safe performance of the work.

11. Defects in Work: The Contractor shall correct at its expense all defects and deficiencies in the work which result from labor or material furnished by the Contractor, workmanship, or failure to follow the plans, drawings, RUS standards, or other specifications made a part of this Contract, which are discovered within one (1) year from the date the work is accepted. Acceptance of the work by the Owner shall not constitute a waiver or any such defects or deficiencies. The Owner shall notify the Contractor in writing of any defects and deficiencies and if the Contractor has failed to remedy or make arrangements satisfactory to the Owner and RUS to remedy such defects and deficiencies within twenty (20) days thereafter, the Owner may remedy such defects and deficiencies and the Contractor shall pay the Owner the cost of making such corrections.

12. Completion on Contractor's Defaults: If default shall be made by the Contractor in the performance of any of the terms of this Contract, the Owner, without in any manner limiting its legal and equitable remedies in the circumstances, may serve upon the Contractor a written notice requiring the Contractor to cause such default to be corrected forthwith. Unless within twenty (20) days after the service of such notice upon the Contractor such default shall be corrected or arrangements for the correction thereof satisfactory to the Owner shall be made by the Contractor, the Owner may take over the construction of the Project and prosecute the same to completion by contract or otherwise for the account and at the expense of the Contractor, and the Contractor shall be liable to the Owner for any cost or expense in excess of the Contract price occasioned thereby. In such event the Owner may take possession of and utilize, in completing the construction of the Project, any materials, tools, supplies, equipment, appliances, and plant belonging to the Contractor which may be situated at the site on the Project. The Owner in such contingency may exercise any rights, claims, or demands which the Contractor may have against third persons in connection with this

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Contract and for such purpose the Contractor does hereby.

13. Indemnification: The Contractor agrees to indemnify and hold harmless the Owner from any and all claims, actions, or causes of action to the extent the claimed loss or damage arises out of the Contractor's negligent performance or nonperformance of work herein contracted to be done whether such claims, actions, or causes of action are alleged to be the results of any act or omission of the Contractor, agents, servants, employees, or any or all of them and regardless of the fact that the work may have been completed and accepted by the Owner and regardless of the fact the Contractor may have received payment for work. The Owner shall promptly notify the Contractor in writing of any such claims, actions, or causes of action and give the Contractor full opportunity and authority to assume the sole defense and settlement thereof.

The Owner shall furnish to the Contractor upon request all information available to the Owner for defense against any claim, action, or cause of action. The Contractor's liability under this indemnity shall not exceed the value of the Contract except for those claims involving personal injury or tangible property damage.

14. Miscellaneous: The Contractor has made a careful examination of the site of the Project. The Contractor shall not assign this contract or any part thereof, or enter into any contract with any person, firm, or corporation for performance of the Contractor's obligations hereunder, or any part of such obligations.

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I have read, understand, and agree to all portions of this Contract. This Agreement is contingent upon the successful award of a 2013 Rural Utility Service Community Connect Grant to Owner.

Contractor: Aero Networks of New Mexico

General Manager, June 18, 2013

Title and Date:

Oso Vista Ranch Project

Owner:

_______________________________

________________________________

Title and Date:

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